                                                                    EXHIBIT 99.1




                             REPAP ENTERPRISES INC.





                               U.S. $ 45,000,000
                          6% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2005



--------------------------------------------------------------------------------

                               PURCHASE AGREEMENT

--------------------------------------------------------------------------------




                            Dated as of May 15, 1998

                               TABLE OF CONTENTS


                                                        ARTICLE 1
                                           AUTHORIZATION OF ISSUE OF DEBENTURES
         1.1     Authorization of Issue of Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        ARTICLE 2
                                             PURCHASE AND SALE OF DEBENTURES
         2.1     Purchase and Sale of Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        ARTICLE 3
                                                   CONDITIONS PRECEDENT
         3.1     Conditions of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                        ARTICLE 4
                                                  AFFIRMATIVE COVENANTS
         4.1     Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                                        ARTICLE 5
                                                    NEGATIVE COVENANTS
         5.1     Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                                                        ARTICLE 6
                                                    EVENTS OF DEFAULT
         6.1     Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                        ARTICLE 7
                                        REPRESENTATIONS, COVENANTS AND WARRANTIES
         7.1     Representations, Covenants and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                        ARTICLE 8
                                REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER
         8.1     Representations and Warranties of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.2     Purchaser's Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         8.3     Reliance Upon Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . .  21

                                                        ARTICLE 9
                                                       DEFINITIONS
         9.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         10.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                        ARTICLE 10
                                                      MISCELLANEOUS

         10.2    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.4    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.6    Satisfaction Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.7    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.9    Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.11   Judgment Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.12   Currency; Time; "Including"; Interest Equivalency; Currency Conversion . . . . . . . . . . . . . . .  32
         10.13   Environmental Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.14   Board of Director's Visitation and Nomination Rights . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.15   Meetings with Corporation Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.16   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.17   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.18   Currency Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                   SCHEDULES

Schedule A:      Ancillary Documents

Schedule B:      Form of Opinion of Corporation's Counsel

Schedule C:      Form of Opinion of Corporation's U.S. Counsel

Schedule D:      Subsidiaries

Schedule E:      Debt

Schedule F:      Assets, Plants and Facilities

Schedule G:      Restrictions on Debt

Schedule H:      Material Contracts

                             REPAP ENTERPRISES INC.

                                                              As of May 15, 1998


To:      Enron Capital & Trade Resources Corp.


Re: Issue and Sale of U.S. $45,000,000 Convertible Subordinated Debentures Due 2005

         The undersigned, Repap Enterprises Inc. (the "Corporation"), hereby agrees with Enron Capital & Trade Resources Corp. (the "Purchaser") as follows:

                                   ARTICLE 1
                      AUTHORIZATION OF ISSUE OF DEBENTURES

1.1      AUTHORIZATION OF ISSUE OF DEBENTURES

         The Corporation will authorize the issue of its convertible subordinated debentures (the "Debentures") in the aggregate principal amount of U.S. $45,000,000 to be dated the date of issue thereof, to mature June 30, 2005, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate, at the times and pursuant to the terms and conditions specified in the Trust Indenture between the Corporation and Montreal Trust Company and providing for the issuance of the Debentures (the "Indenture") and subject as well to the terms, conditions, covenants and agreements set forth herein. CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SPECIFIED IN ARTICLE 9.

                                   ARTICLE 2
                        PURCHASE AND SALE OF DEBENTURES

2.1      PURCHASE AND SALE OF DEBENTURES

         The Corporation hereby agrees to sell to the Purchaser and, subject to the terms and conditions set forth herein, the Purchaser agrees to purchase from the Corporation U.S. $45,000,000 aggregate principal amount of Debentures at 100% of such aggregate principal amount. The Corporation will deliver to the Purchaser, as directed by the Purchaser, one or more Debentures registered in the Purchaser's (or its nominee's) name, evidencing the aggregate principal amount of Debentures to be purchased by the Purchaser hereunder against payment of the purchase price thereof by wire transfer of immediately available funds to an account at The Toronto Dominion Bank designated by the Corporation, on the date of closing, which shall be May 15 or such other date agreed upon by the Purchaser and the Corporation (the "Closing" or the "Date of Closing").

                                   ARTICLE 3
                              CONDITIONS PRECEDENT

3.1      CONDITIONS OF CLOSING

         The Purchaser's obligation to purchase and pay for the Debentures to be purchased by the Purchaser hereunder is subject to the satisfaction, on or before the Date of Closing, of the following conditions:

         (a) CERTAIN DOCUMENTS. The Purchaser shall have received the following, each dated the Date of Closing:

                 (i)      The Debentures to be purchased by such Purchaser.

                 (ii) A certified copy of the resolutions of the Board of Directors of the Corporation approving this Agreement, the issuance of the Debentures, the Indenture and all ancillary documents set forth in Schedule A and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Debentures, the Indenture and all ancillary documents set forth in Schedule A.

                 (iii) A certificate of the Secretary or an Assistant Secretary of the Corporation certifying the names and true signatures of the officers of the Corporation authorized to sign this Agreement, the Indenture, the Debentures and the other documents to be delivered by it hereunder.

                 (iv) A certified copy of the articles and by-laws of the Corporation and of Repap New Brunswick Inc.

                 (v) A favourable opinion of Stikeman, Elliott, counsel to the Corporation, substantially in the form of Schedule B.

                 (vi) A favourable opinion of Sullivan & Cromwell, United States counsel to the Corporation, substantially in the form of Schedule C.

                 (vii) Certificates of status for the Corporation and Repap New Brunswick Inc. issued by the corporate registries for their respective jurisdictions of incorporation and each jurisdiction in which they own material property or carry on a material portion of their business and, for the purposes of this Section 3.1(a)(vii), "material" shall mean material in relation to the properties or businesses of the Corporation and its Subsidiaries taken as a whole.

         (b)     OPINION OF PURCHASER'S SPECIAL COUNSEL.   The Purchaser shall
                 have received from Blake, Cassels & Graydon, special counsel for the Purchaser in connection with this transaction, a favourable opinion satisfactory to the Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

         (c) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in Article 7 shall be true on and as of the Date of Closing; there shall exist on the Date of Closing no Default or Event of Default as defined herein or in Article 8 of the Indenture; and the Corporation shall have delivered to the Purchaser an Officer's Certificate, dated the Date of Closing, to both such effects.

         (d) PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Debentures to be purchased by the Purchaser on the Date of Closing on the terms and conditions herein provided (including the use of the proceeds of such Debentures by the Corporation) shall not violate any Applicable Law (including section 5 of the Securities Act or Regulation U or X of the Board of Governors of the United States Federal Reserve System) and shall not subject the Purchaser to any tax, penalty or liability under or pursuant to any Applicable Law.

         (e) PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         (f) PRIVATE PLACEMENT NUMBERS. A private placement number issued by Standard & Poor's CUSIP Services Bureau shall have been obtained for the Debentures.


                                   ARTICLE 4
                             AFFIRMATIVE COVENANTS

4.1      AFFIRMATIVE COVENANTS

         So long as any Debenture held by the Purchaser shall remain unpaid, the Corporation covenants that:

         (a)     The Corporation will deliver to the Purchaser:

                 (i) NOTICES AND FILINGS: Promptly upon filing of transmission thereof, copies of all notices and reports, prospectuses, registration statements (including exhibits) and all other materials or information which it files with any Canadian or United States securities regulatory authorities or stock exchanges;

                 (ii) QUARTERLY FINANCIAL STATEMENTS: Promptly upon completion thereof, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Corporation, unaudited consolidated financial statements of the Corporation;

                 (iii) AUDITOR'S LETTERS: Promptly upon receipt thereof, a copy of each auditor's management letter submitted to the Corporation or any Subsidiary by independent auditors in connection with any annual, interim or special audit made by them of the financial statements, records or books of the Corporation or any Subsidiary;

                 (iv) NOTICES: As soon as reasonably practicable and in any event within 5 days after any Responsible Officer obtaining knowledge,

                          (A) of any condition or event which, in the opinion of management of the Corporation, would or would be likely to have a Material Adverse Effect,

                          (B) that any Person has given any notice to the Corporation or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition that, in the opinion of management of the Corporation, would or would be likely to have a Material Adverse Effect,

                          (C)     of the institution of any litigation
                                  involving claims against the Corporation or any of its Subsidiaries equal to or greater than U.S. $5,000,000 with respect to any single cause of action or of any adverse determination in the form of a written decision or interim order in any court proceeding in any litigation involving a potential liability to the Corporation or any of its Subsidiaries equal to or greater than U.S. $5,000,000 with respect to any single cause of action which makes the likelihood of an adverse determination in such litigation against the Corporation or such Subsidiary substantially more probable, or

                          (D) of any regulatory proceeding which may have a Material Adverse Effect, a written notice specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition, or specifying the details of such proceeding, litigation or dispute and what action the Corporation or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto;

                 (v) OTHER INFORMATION: With reasonable promptness, such other information respecting the condition, businesses or operations (financial or otherwise), and properties, of the Corporation or any of its Subsidiaries as the Purchaser may reasonably request, and any information that the Purchaser may request that is required to be filed with the National Association of Insurance Commissioners.

                 Together with each delivery of financial statements required by Section 7.6 of the Indenture and Section 4.1(a)(ii) herein, the Corporation will deliver to the Purchaser an Officer's Certificate stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Corporation proposes to take with respect thereto.

                 Together with each delivery of financial statements required by Article 7 of the Indenture, the Corporation will deliver to the Purchaser a certificate of the Corporation's auditors stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such auditors should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards, or did not make such an audit).

                 The Corporation will, immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, deliver to the Purchaser of a Debenture a written notice specifying the nature and period of existence thereof and what action the Corporation proposes to take with respect thereto.

         (b) INFORMATION REQUIRED BY RULE 144A: The Corporation will, upon the request of the Purchaser, provide to the Purchaser and to any qualified institutional buyer designated by the Purchaser, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Debentures, except at such times as the Corporation is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act or exempt from such reporting requirements pursuant to Rule 12g3-2(b) of the Exchange Act. For the purpose of this Section 4.1(b), the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         (c) INSPECTION OF PROPERTY: The Corporation shall permit the representatives of the Purchaser:

                 (i) NO DEFAULT - If no Default or Event of Default then exists, at the expense of the Purchaser and upon reasonable prior notice to the Corporation, to visit during normal business hours the principal executive office of the Corporation quarterly to discuss the affairs, finances and accounts of the Corporation and its Subsidiaries with the Corporation's officers and (with the consent of the Corporation, which consent will not be unreasonably withheld) its independent chartered accountants, and (with the consent of the Corporation, which consent will not be unreasonably withheld) to visit the other offices and properties of the Corporation and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                 (ii) DEFAULT - If a Default or Event of Default then exists, at the expense of the Corporation to visit and inspect any of the offices or properties of the Corporation or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Corporation authorizes said accountants to discuss the affairs, finances and accounts of the Corporation and its Subsidiaries), all at such times and as often as may be reasonably requested.

         (d)     ENVIRONMENTAL MATTERS:

                 (i) ENVIRONMENTAL PERMITS: The Corporation will, and will cause each Subsidiary to, obtain and maintain in full force and effect all approvals, permits, licenses, consents and other authorizations which are required under Applicable Environmental Laws regarding its property, the absence of which individually or in the aggregate would have a Material Adverse

                          Effect, and comply in all respects with the terms and conditions of all such approvals, permits, licenses, consents and authorizations, and comply in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws, or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, in each case where failure to do so would individually or in the aggregate have a Material Adverse Effect.

                 (ii) COPIES OF ENVIRONMENTAL REPORTS: The Corporation will, promptly upon preparation or receipt thereof, furnish to the Purchaser a copy of any environmental site assessment, environmental impact assessment, disclosure statement or audit report required to be submitted by it or any Subsidiary to any Governmental/Judicial Body in connection with its property where the Corporation or Subsidiary (individually or in the aggregate) could be liable for costs of any clean-up or remedial action associated therewith in excess of U.S.$ 5,000,000, and in such event it will, or will cause such Subsidiary to, conduct such clean-up or remedial action within such time as may be prescribed by such Governmental/Judicial Body.

                 (iii) CONTINUOUS RISK MANAGEMENT: The Corporation will, and will cause each Subsidiary to, maintain a prudent periodic program for proper environmental risk management, including carrying out site inspections and audits and developing contingency plans.

                 (iv) ENVIRONMENTAL AUDIT: If the Purchaser determines that the Corporation or a Subsidiary has incurred or may incur any environmental liabilities that could individually or in the aggregate have a Material Adverse Effect, then the Corporation will, or will cause such Subsidiary to, forthwith upon the request of the Purchaser but at the expense of the Corporation or such Subsidiary, undertake a documented, objective review of the Corporation's or such Subsidiary's compliance with Applicable Environmental Laws (an "environmental audit") in respect of the business operations of the Corporation or such Subsidiary affected. Such environmental audit shall be carried out by an independent environmental consultant or by an employee of the Corporation or Subsidiary with appropriate qualifications and experience, provided that such consultant or employee shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser reserves the right to require that the environmental audit be performed by an independent consultant. In the conduct of such environmental audit, the consultant or employee shall apply an environmental audit protocol which, in the reasonable opinion of the Purchaser, adequately addresses the scope, methodology and sophistication of the environmental audit. A copy of the environmental audit report shall be provided to the Purchaser immediately upon its completion.

         (e) PROCEEDS: The Corporation will as soon as practicable following Closing use the proceeds from the issuance and sale of the Debentures to redeem the 9% convertible subordinated debentures of the Corporation issued pursuant to a trust indenture dated July 14, 1988 (the "1988 Debentures"). The Corporation will, within 10 Business Days after repayment of the 1988 Debentures Closing, provide written confirmation of the redemption and payment in full of the 1988 Debentures, together with other documents verifying the foregoing as the Purchaser may consider necessary.

         (f) QUARTERLY BUDGET: As soon as reasonably practicable following approval thereof by its Board of Directors, and in any event within 15 days following the end of each calendar quarter, the Corporation shall deliver to the Purchaser a copy of the Corporation's quarterly capital expenditure and operating budget for the then current quarter.

         (g) AMALGAMATION: The Corporation shall make all reasonable commercial efforts to obtain a Certificate of Amalgamation dated not later than January 1, 1999 with respect to the Amalgamation (as defined in the Indenture).

                                   ARTICLE 5
                               NEGATIVE COVENANTS

5.1      NEGATIVE COVENANTS

         So long as any Debenture shall remain unpaid, the Corporation covenants that:

         (a) RELATED PARTY TRANSACTIONS. The Corporation will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party, except upon terms that are no less favourable to the Corporation or such Subsidiary, as the case may be, than those that could be obtained in an arm's length transaction with an unrelated third party; provided that the foregoing shall not apply to any transaction between the Corporation and any wholly-owned Subsidiary or between wholly-owned Subsidiaries.

         (b) PENSION PLAN FUNDING DEFICIENCY. The Corporation shall not and shall not permit:

                 (i) any Subsidiary that is incorporated under, or is subject to the laws of, any state of the United States of America to incur or suffer to exist any material accumulated funding deficiency within the meaning of ERISA or incur any material liability to the PBGC in connection with any employee benefit plan established or maintained by any such Subsidiary which is subject to Title IV of ERISA if, after giving effect thereto, the aggregate amount of all such deficiencies and liabilities would exceed U.S. $5,000,000; and

                 (ii) In addition to the covenant set forth in Section 5.1(b)(i) above, each plan, fund or similar program established or maintained outside of the United States of America by the Corporation or any of its Subsidiaries to which contributions are required to be made by the Corporation or any of its Subsidiaries for the benefit of its employees residing outside of the United States of America which provides for a pension, retirement income or other employee benefit and which is not subject to ERISA:

                          (A) has been operated and administered in accordance with its terms and the requirements of all Applicable Laws, including, without limitation, the Income Tax Act (Canada);

                          (B) each of the Corporation and its Subsidiaries has satisfied and will satisfy its funding and contribution obligations in accordance with the terms of the plans and all Applicable Laws;

                          (C) any pension plan that contains a defined benefit provision has been and will provide for funding, in accordance with the prescribed tests for solvency under the terms of the plan and Applicable Laws, that is adequate to pay for all benefits;

                          (D) there is no solvency deficiency in respect of any defined benefit pension plan; and

                          (E) the present value of the aggregate benefit liabilities under all employee plans taken together does not exceed the aggregate current value of the assets of such employee plans allocable to such benefit liabilities, determined in accordance with generally accepted accounting principles except for any excess that is being funded in accordance with Applicable Laws.


         (c) ADDITIONAL COVENANTS. Upon and following the Amalgamation, the authorizing, declaring, payment or making of Restricted Payments (as defined in the Indenture) by the amalgamated corporation, and the incurrence of Debt by the amalgamated corporation, will be governed by the applicable covenants dealing with the same subject matter (the "Covenants") contained in the indenture (the "New Indenture") governing the securities (the "Securities") to be issued by Repap New Brunswick Inc. ("Repap NB") to finance the redemption of all or any portion of the First Priority Senior Secured Notes of Repap NB outstanding on the date of this Agreement, as though the Covenants and all definitions contained in the New Indenture which relate to the Covenants were incorporated in and formed part of this Agreement notwithstanding any repayment, redemption, termination or cancellation, in whole or in part, of the Securities or the New Indenture. Upon the execution and delivery of the New Indenture and upon the written request of the Purchaser, the Corporation and the Purchaser shall promptly amend this Agreement to specifically include all of the Covenants and related definitions herein.

                                   ARTICLE 6
                               EVENTS OF DEFAULT

6.1      ACCELERATION

         If any of the following events (an "Event of Default") shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

         (a) INCORRECT REPRESENTATIONS. Any representation or warranty made by (i) the Corporation herein or in the Indenture, or
                 (ii) the Corporation or any of its officers in any writing furnished in connection with or pursuant to this Agreement, the Indenture or the Debentures, shall be false in any material respect on the date as of which made; or

         (b) BREACH OF NEGATIVE COVENANT. The Corporation fails to perform or observe any term, covenant or agreement contained in
                 Article 5 or the Corporation fails to give notice of a Default or Event of Default as required by Section 4.1(a)(iv); or

         (c) BREACH OF OTHER COVENANT. The Corporation fails to perform or observe any other agreement, covenant, term or condition contained herein, and such failure shall not be remedied within 30 days after the earlier of the date that (i) a Responsible Officer obtains actual knowledge of such default, and (ii) the Corporation receives notice of such default from the Purchaser; or

         (d) UNENFORCEABILITY OF DOCUMENTS. This Agreement, any Debenture, the Indenture or any part thereof, or any material provision of any thereof shall at any time for any reason cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Corporation, or the Corporation shall deny that it has any or any further liability or obligation thereunder or any action or proceeding shall be commenced to enjoin or restrain the performance or observance by the Corporation of any material terms thereof or to question the validity or enforceability thereof, or at any time it shall be unlawful or impossible for the Corporation to perform any of its obligations thereunder if any such event, circumstance or condition could reasonably be expected to have a Material Adverse Effect; or

         (e) CROSS DEFAULT. There occurs an Event of Default, as defined in the Indenture.

The Purchaser may at its option, by notice in writing to the Corporation, require the Corporation to repurchase all or any of the Debentures then held by the Purchaser pursuant to section 4.6 of the Indenture and provided further that the Purchaser shall be entitled to receive the percentage of principal amount applicable to redemptions of Debentures as set forth in section 4.1 of the Indenture for all repurchases pursuant to this section in respect of Events of Default occurring on or after July 1, 2001 or the percentage of principal amount specified in section 4.8 of the Indenture for all repurchases pursuant to this section in respect of Events of Default occurring after the date hereof and prior to July 1, 2001. Notwithstanding the foregoing, if an Event of Default described in section 8.1(i) or section 8.1(j) of the Indenture has occurred and is continuing, the Corporation may cure such event of default as set forth in section 8.9 of the Indenture.

The Corporation acknowledges, and the parties hereto agree, that the Purchaser has the right to maintain its investment in the Debentures free from repayment by the Corporation (except as specifically provided for herein or in the Indenture) and that the provision for payment of any amount in excess of the principal amount of a Debenture, by the Corporation, in the event that the Debentures are repurchased or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

                                   ARTICLE 7
                   REPRESENTATIONS, COVENANTS AND WARRANTIES

7.1      REPRESENTATIONS, COVENANTS AND WARRANTIES

         The Corporation represents, covenants and warrants as follows:

         (a) ORGANIZATION. The Corporation is a corporation duly incorporated and validly existing in good standing under the Canada Business Corporations Act (Canada), having been incorporated on January 9, 1963 and for which a restated certificate of incorporation has been issued dated November 27, 1986. Each Subsidiary is duly incorporated or continued and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or formed. The Corporation is validly registered as an extra-provincial corporation under the laws of each jurisdiction in which it carries on a material business or owns material property. Each Subsidiary is validly registered in each jurisdiction in which it carries on a material business or owns material property. The execution, delivery and performance by the Corporation of this Agreement, the Indenture and the Debentures are within the Corporation's corporate powers and have been duly authorized by all necessary corporate action. This Agreement, the Indenture and the Debentures constitute legal, valid and binding obligations of the Corporation enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
                 (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). All of the Subsidiaries of the Corporation, their past and present corporate names, the percentage direct or indirect ownership thereof by the Corporation, their respective jurisdictions of incorporation and the jurisdictions in which they carry on a material portion of their business, and confirmation of whether at the date of this Agreement a Subsidiary is material to the business, financial position or operations of the Corporation, by virtue of owning or holding assets constituting more than 5% of the consolidated assets of the Corporation, or revenues constituting more than 5% of the consolidated revenues of the Corporation, or in respect of which the Corporation has material obligations or liabilities whether actual or contingent, are listed in Schedule D.

         (b) FINANCIAL STATEMENTS. The Corporation has furnished the Purchaser with the following financial statements: (i) an audited consolidated balance sheet of the Corporation as at December 31 in each of the years 1997 and 1996, inclusive, and audited consolidated statements of operations, retained earnings and changes in financial position of the Corporation for each such year, all reported on by Ernst & Young, Chartered Accountants; and (ii) an unaudited consolidated balance sheet of the Corporation as at March 31 in each of the years 1998 and 1997 and unaudited consolidated statements of operations and changes in financial position for thee three month period ended on each such date, and for the quarter ended on each such date, prepared by the Corporation. Such financial statements (including any related schedules) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Corporation and its Subsidiaries required to be shown in accordance with GAAP. The consolidated balance sheets present fairly the financial position of the Corporation and its Subsidiaries as at the dates thereof, and the statements of operations and changes in financial position present fairly the results of the operations of the Corporation and its Subsidiaries and their changes in financial position for the periods indicated. There has been no material adverse change in the business, condition (financial otherwise), operations or business prospects of the Corporation and its Subsidiaries taken as a whole since December 31, 1997.

         (c) ACTIONS PENDING. There is no action, suit, investigation or proceeding pending, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries, or any properties or rights of the Corporation or any of its Subsidiaries, by or before any Governmental/Judicial Body which, individually or in the aggregate, could have a Material Adverse Effect other than the New Brunswick action R. v. Paul. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries which purports to affect the validity or enforceability of this Agreement, the Indenture or any Debenture.

         (d) OUTSTANDING DEBT. Neither the Corporation nor any of its Subsidiaries has outstanding any material Debt except for Debt included in Schedule E, together with particulars thereof. There exists no default or event of default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

         (e) TITLE TO PROPERTIES. Subject to minor encumbrances which in aggregate will not prevent the Corporation and its Subsidiaries from having normal use and enjoyment of their respective properties, the Corporation and each of its Subsidiaries has good and indefeasible title to its real property, and good and valid title to all of its other respective properties and assets, including the properties and assets reflected in the audited balance sheet as at December 31, 1997 referred to in Section 7.1(b) (other than properties and assets disposed of in the ordinary course of business). The major assets, plants and facilities owned directly by the Corporation and its Subsidiaries are as set forth in Schedule
                 F.  All leases necessary in any material
                 respect for the conduct of the respective businesses of the Corporation and its Subsidiaries are valid and subsisting and are in full force and effect.

         (f) TAXES. The Corporation and each of its Subsidiaries have filed all Canadian and U.S. federal, provincial, state and other income tax returns which are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the reasonable opinion of the Corporation and in accordance with GAAP.

         (g)     CONFLICTING AGREEMENTS AND OTHER MATTERS.   Neither the
                 execution nor delivery of this Agreement, the Indenture or the Debentures, nor the offering, issuance and sale of the Debentures or the common shares of the Corporation issuable on conversion of the Debentures, nor fulfilment of nor compliance with the terms and provisions hereof, of the Indenture and the Debentures will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Corporation or any of its Subsidiaries, or trigger any "change-of-control" provision, rights plan or similar provision, pursuant to the articles, by-laws or any unanimous shareholders agreement or declaration of the Corporation or any of its Subsidiaries, any Applicable Law or any agreement (including any agreement with shareholders), to which the Corporation or any of its Subsidiaries is subject. The Corporation and its Subsidiaries are in compliance with Applicable Laws where failure to do so would individually or in the aggregate have a Material Adverse Effect. Neither the Corporation nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, its articles, any instrument evidencing Indebtedness of the Corporation or such Subsidiary, any agreement relating thereto or any other contract or agreement which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Corporation of the type to be evidenced by the Debentures except as set forth in the agreements listed in Schedule G.

         (h) PRIVATE OFFERING OF DEBENTURES. Neither the Corporation nor any agent acting on its behalf has, directly or indirectly, offered the Debentures or any similar security of the Corporation for sale to, or solicited any offers to buy the Debentures or any similar security of the Corporation from, or otherwise approached or negotiated with respect thereto with, any Person other than not more than 150 institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act), and neither the Corporation nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Debentures to the provisions of Section 5 of the Securities Act or to the registration, qualification or similar provisions of any securities or

                 "blue sky" laws of any applicable jurisdiction or result in any contravention of the provisions of any securities law of any applicable jurisdiction.

         (i) USE OF PROCEEDS. Neither the Corporation nor any Subsidiary has any present intention of acquiring any "margin stock" as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the United States Federal Reserve System ("margin stock"). The proceeds of sale of the Debentures will be used as set forth in Section 4.1(e). None of such proceeds will be used, directly or indirectly, for the purpose of buying or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Corporation or any Subsidiary in a violation of Regulation X of said Board (12 CFR Part 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR Part 220). Neither the Corporation nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Debentures to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the United States Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

         (j) GOVERNMENTAL CONSENT. Neither the nature of the Corporation or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Corporation or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Debentures or the issuance of common shares of the Corporation on conversion of the Debentures is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental/Judicial Body (other than routine filings after the Date of Closing with the applicable provincial securities regulatory authorities and stock exchanges) in connection with the execution and delivery of this Agreement, the Debentures or the Indenture, the offering, issuance, sale or delivery of the Debentures or the issuance of common shares of the Corporation on conversion of the Debentures or fulfilment of or compliance with the terms and provisions hereof, of the Indenture or of the Debentures.

         (k) ENVIRONMENTAL COMPLIANCE. Except where individually or in the aggregate no Material Adverse Effect could reasonably be expected to result therefrom, and except as disclosed in the Corporation's Annual Report on Form 10-K (the "10-K") for the fiscal year ended December 31, 1997 as filed with the SEC:

                 (i)      ENVIRONMENTAL COMPLIANCE:

                          (A) the Corporation and each Subsidiary are in compliance with Applicable Environmental Laws, and the condition and use of their property is in compliance with Applicable Environmental Laws,

                          (B) the Corporation and each Subsidiary are not subject to any environmental protection order or enforcement order under any Applicable Environmental Law,

                          (C) the Corporation and each Subsidiary are not subject to any proceeding of any Governmental/Judicial Body alleging the violation of any Applicable Environmental Law, or that may lead to a claim or order under Applicable Environmental Law for clean-up costs, remedial work, reclamation, conservation, damage to natural resources or personal injury, or that may lead to the issuance under Applicable Environmental Law of a stop-work order, environmental protection order, enforcement order, suspension order, control order, prevention order or clean-up order,

                          (D) the Corporation and each Subsidiary are not to their knowledge the subject of any federal, provincial, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in Section 7.1(k)(i)(a)(C),

                          (E) the Corporation and each Subsidiary are not aware of any of its predecessors in title to any of its property being the subject of any order referred to in Section 7.1(k)(i)(a)(B), or any federal, provincial, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in
                                  Section 7.1(k)(i)(a)(C),

                          (F) none of the Corporation's or any Subsidiary's property is (or could reasonably be expected to be) designated as a "contaminated site" or has an equivalent designation under Applicable Environmental Laws,

                          (G) the Corporation and each Subsidiary are not subject to any action, suit, claim or proceeding by any private Person other than a Governmental/Judicial Body relating to non-compliance with any Applicable Environmental Law or to the release or existence of Hazardous Materials on any property or in the environment,

                          (H)     except as disclosed in the 10-K, the
                                  Corporation and each Subsidiary are not aware of its property ever having been the subject of any non-compliance with any Applicable Environmental Law, or any order referred to in Section 7.1(k)(i)(a)(B), or any proceeding of the nature referred to in Section 7.1(k)(i)(a)(C), or any review, audit or investigation of the nature referred to in
                                  Section 7.1(k)(i)(a)(D) or 7.1(k)(i)(a)(E),
                                  or any designation of the nature referred to in Section 7.1(k)(i)(a)(F), or any action, suit, claim or proceeding of the nature referred to in Section 7.1(k)(i)(a)(G) other than any such action, circumstance, event or condition that:

                                  (1)      has not had or could not reasonably
                                           be expected to have a Material
                                           Adverse Effect, or

                                  (2) has been fully remedied or satisfied in compliance with Applicable Laws, and

                          (I) the Corporation and each Subsidiary is not aware of any Person to which it could have any liability under Applicable Environmental Laws violating any Applicable Environmental Laws.

                 (ii) ENVIRONMENTAL PERMITS: Except as disclosed in the 10-K for the fiscal year ended December 31, 1997 as filed with the SEC, the Corporation and each Subsidiary have obtained and continue to hold all approvals, permits, licenses, consents, certificates of variance, certificates of qualification and other authorizations which are necessary or advisable under Applicable Environmental Laws.

         (l)     ENVIRONMENTAL DISCLOSURE.   Except as would not be reasonably
                 expected to have a Material Adverse Effect and except as disclosed in the Public Record, the Corporation and each Subsidiary have no material contingent liability of which they have knowledge or reasonably should have knowledge in connection with any release of any Hazardous Materials into the environment.

         (m) ENVIRONMENTAL RISK MANAGEMENT. The Corporation and each Subsidiary have implemented and are now maintaining a prudent periodic program for environmental risk management.

         (n) DISCLOSURE. Neither this Agreement (insofar as it makes statements concerning the Corporation, its Subsidiaries and their respective businesses and affairs), nor any other document, certificate or statement furnished to any Purchaser by the Corporation or its agents in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the knowledge of the Corporation, there is no fact or facts peculiar to the Corporation or any of its Subsidiaries (excluding conditions general to the industries in which they carry on business) which individually or in the aggregate materially adversely affects or in the future may (so far as the Corporation can now foresee) materially adversely affect the business, property or assets, or financial condition of the Corporation or any of its Subsidiaries taken as a whole which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of the Corporation prior to the date hereof in connection with the transactions contemplated hereby. The materials comprising the Public Record contain all required disclosure under applicable securities laws, including under the Securities Act (Ontario), the United States Securities Exchange Act of 1934, as amended, and the United States
                 Securities Act of 1933, as amended, and such materials include complete and accurate disclosure of the matters set forth therein at the time such disclosure was made.

         (o) PENSION ASSETS. Since December 31, 1997 there has been no material change in the value of pension assets attributable to the pension plans of the Corporation and its Subsidiaries as set forth in note 21 to the audited consolidated financial statements of the Corporation dated December 31, 1997 and each defined benefit or defined contribution pension plan of the Corporation or its Subsidiaries is currently in a surplus position.

         (p) FOREIGN ASSETS CONTROL REGULATIONS, ETC. The Corporation is not a "national" of any foreign country with which the United States of America maintains a commercial embargo, or an order freezing assets, pursuant to legislation, Executive orders of the President, or regulations of the Treasury Department. Neither the sale of the Debentures by the Corporation nor the use of the proceeds thereof by the Corporation will violate any of such legislation, regulations or orders.

         (q) INVESTMENT COMPANY ACT AND PUBLIC UTILITY HOLDING COMPANY STATUS. The Corporation is not (i) an investment company or a Person directly or indirectly controlled by or acting on behalf of an investment company, within the meaning of the United States Investment Company Act of 1940, as amended, or
                 (ii) a

                 "holding company" or "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

         (r)     MATERIAL CONTRACTS.

                 Except as set forth in Schedule H, the Material Contracts are in full force and effect, and the Corporation is not in default of, and has no knowledge of any outstanding default by any other party under any of the Material Contracts.

         (s)     SHARE CAPITAL.

                 The authorized capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, including 400,000 preferred shares, Series A, 400,000 preferred shares, Series B, 280,000 preferred shares, Series C, 316,307 preferred shares, Series D, 900,000 preferred shares, Series E, and 400,000 preferred shares, Series F of which 743,260,637 common shares, 240,000 preferred shares, Series C and 400,000 preferred shares, Series D are issued and outstanding, and all such shares are fully paid and non-assessable. No person holds any securities convertible or exchangeable into shares of the Corporation or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued securities of the Corporation, except for no more than 69,246,000 common shares which are reserved for issuance upon the exercise of stock options currently issued to directors, officers and employees of the Corporation and its Subsidiaries and for common shares issuable on conversion of the Corporation's currently outstanding convertible subordinated debentures issued pursuant to a trust indenture dated July 14, 1988.

                                   ARTICLE 8
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

8.1      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents, warrants and covenants to and with the Corporation (which representations, warranties and covenants shall survive Closing) that:

         (a) the Purchaser has the legal capacity and authority to execute and perform this agreement and to take all actions required under this Agreement, all necessary approvals by directors and shareholders of the Purchaser or otherwise, have been given to authorize it to execute this Agreement and the purchase of Debentures by the Purchaser pursuant to this Agreement is within the power and authority of the Purchaser and that when executed, this Agreement shall be a valid and binding agreement, enforceable against the Purchaser in accordance with its terms;

         (b) the Purchaser understands that the Debentures and the common shares of the Corporation acquired on exercise thereof have not been and will not be registered under the Securities Act and that the sale contemplated hereby is being made in reliance on a private placement exemption to Accredited Investors (as defined below) and such Debentures and common shares are subject to resale restrictions in Canada;

         (c) the Purchaser is an "Accredited Investor" as defined in Rule 501 under the Securities Act and it is acquiring Debentures for its own account and not with a view to any resale, distribution or other disposition of the Debentures in violation of the United States securities laws;

         (d) the Purchaser is capable of evaluating the merits and risks of the purchase of the Debentures;

         (e) None of the Corporation or any of its Subsidiaries or any agents thereof has:


                 (i) exercised any discretionary authority or control with respect to Purchaser's purchase of the Debentures offered hereby, or

                 (ii) rendered individualized investment advice to Purchaser based upon its needs regarding such matters such as its investment policies or strategy, overall portfolio composition or diversification.

8.2      PURCHASER'S ACKNOWLEDGEMENTS

         The Purchaser, acknowledges and agrees that:

         (a) it has not purchased the Debentures as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

         (b) if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Securities, directly or indirectly, other than (i) in accordance with the transfer requirements described in Article 3 of the

                 Indenture and in accordance with any legend affixed to the Securities in accordance with the terms of the Indenture and
                 (ii) in a manner that does not violate any U.S. federal or state securities laws or any of the rules and regulations promulgated thereunder or the securities laws of any other jurisdiction;

         (c) the Purchaser will execute, deliver, file and otherwise assist the Corporation in filing such reports, undertakings and other documents within the applicable time periods as may be required by applicable Canadian securities legislation and regulations and each of the Toronto and Montreal stock exchanges to permit the purchase of the Debentures on the terms herein set forth and with respect to the issuance of the Securities (including, without limitation, any undertaking required by the Exchanges);

         (d) the sale and delivery of the Debentures to the Purchaser is conditional upon such sale being exempt from the requirements under applicable securities legislation requiring the filing of a prospectus in connection with the distribution of the Debentures, or upon the issuance of such rulings, orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus, and the Purchaser acknowledges the Corporation's obligation to provide the applicable securities regulatory authorities with a certified list of the beneficial purchasers of the Debentures;

         (e) upon the original issuance of the Securities, and until such time as is no longer required under applicable requirements of the Securities Act or applicable state laws, all certificates representing the Securities, and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the legend required by the terms of the Indenture;

         (f) the Debentures are otherwise subject to the terms, conditions and provisions of the Trust Indenture;

         (g) it is a sophisticated purchaser and has had an opportunity to ask questions and receive answers concerning the Corporation and its Subsidiaries and the terms and conditions of the Debentures to be purchased hereunder and has been given sufficient access to all information with respect to the Corporation and its Subsidiaries requested by Purchaser and, in entering into this Agreement, has not relied upon anything other than the representations and warranties of the Corporation set forth in this Agreement; and

         (h) it has no knowledge, based on the actual knowledge of those officers or agents of the Purchaser who have been involved in the negotiation of the terms of the issuance, purchase and sale of the Debentures, that any representation or warranty of the Corporation as set forth in this Agreement is inaccurate in any material respect.

         The Purchaser consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth and described herein.

8.3      RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS

         The Purchaser acknowledges that the representations and warranties and covenants contained in this Agreement are made with the intent that they may be relied upon by the Corporation to, among other things, determine its eligibility to purchase Debentures. The Purchaser further agrees that by accepting the Debentures, the Purchaser shall be representing and warranting that the foregoing representations and warranties are true as at the time of Closing.


                                   ARTICLE 9
                                  DEFINITIONS

9.1      DEFINITIONS

(a) For the purpose of this Agreement, the terms defined in the introductory sentence and in Articles 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Corporation, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                 "AMALGAMATION" means the vertical short form amalgamation of the Corporation and Repap New Brunswick Inc., a wholly-owned subsidiary of the Corporation, in compliance with Section 184 of the Canada Business Corporations Act.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean those Applicable Laws which pertain to the environment or the release of Hazardous Materials into the environment, and includes any condition or requirement contained in a permit, licence, approval, consent or other document issued pursuant to such laws.

                 "APPLICABLE LAWS" shall mean, in relation to any Person, transaction or event:

                 (i) all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental/Judicial Body, and

                 (ii) all judgments, orders, awards, decrees, official directives, writs and injunctions from time to time in effect of any Governmental/Judicial Body in an action, proceeding or matter in which the Person is a party or by which it or its property is bound or having application to the transaction or event.

                 "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Toronto, Ontario are required or authorized to be closed.

                 "CAPITALIZED LEASE OBLIGATION" shall mean, with respect to any Person, any rental obligation which, under GAAP, would be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles, and may include Sale-Leaseback obligations.

                 "CLOSING" shall have the meaning specified in Article 2.

                 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "DATE OF CLOSING" shall have the meaning specified in Article
                 2.

                 "DEBT" shall mean, with respect to any Person, without duplication:

                 (i) all Indebtedness for borrowed money of such Person (including, for certainty, reimbursement obligations in respect of letters of credit, bankers' acceptances and Debenture purchase facilities, obligations of such Person evidenced by a bond, Debenture, debenture or similar instrument, and obligations of such Person in relation to purchase money agreements, deferred purchase price payments, production payment transactions, conditional sales agreements, or title retention agreements),

                 (ii) all Capitalized Lease Obligations of such Person, and all Indebtedness of such Person under Sale-Leasebacks,

                 (iii) all Indebtedness for borrowed money secured by a Lien on any property or asset owned or held by such Person, whether or not the obligations secured thereby shall have been assumed,

                 (iv) all redemption obligations of such Person in respect of Redeemable Preferred Shares,

                 (v)      Swaps of such Person, and

                 (vi) all Guarantees of such Person with respect to obligations of a type described in the preceding clauses (i) to (vi) inclusive.

                 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

                 "EVENT OF DEFAULT" shall mean any of the events specified in
                 Section 6.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

                 "EXCHANGE ACT" shall mean the United States Securities Exchange Act of 1934, as amended.

                 "FOREIGN ASSETS" shall mean all assets of the Corporation and its Subsidiaries that are located or situated (or in the case of a receivable, is owed by a debtor who is located or situated) outside of Canada or the United States of America, and all assets (wherever situated or located) that are owned or held by a Person incorporated or organized outside of Canada or the United States of America.

                 "GAAP" shall mean generally accepted accounting principles in Canada from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable on the date on which the applicable determination or calculation is made or required to be made.

                 "GOVERNMENTAL/JUDICIAL BODY" shall mean:

                 (i) any government, parliament or legislature or any regulatory or administrative authority, agency, commission, tribunal or board of any government and any other law, regulation or rule making entity having jurisdiction in the relevant circumstances, or any Person acting under the authority of any of the foregoing, and

                 (ii) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

                 "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, letter of credit, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

                 "HAZARDOUS MATERIALS" shall mean any substance that:

                 (i) when released to the natural environment is likely to cause, immediately or at some future time, material harm or degradation to the natural environment or any risk to human health and without restricting the generality of the foregoing, includes any pollutant, contaminant, waste or hazardous waste, or any "dangerous goods", "hazardous chemical", "hazardous substance" or "hazardous waste" as may be defined by Applicable Environmental Law for the protection of the natural environment or human health, or

                 (ii) exhibits characteristics of flammability, corrosivity, reactivity or toxicity.

                 "INDEBTEDNESS" shall mean, with respect to any Person, without duplication:

                 (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes, investment tax credits and non-repayable grants) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined,

                 (ii) all indebtedness, obligations and liabilities secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and

                 (iii) all indebtedness, obligations and liabilities of others with respect to which such Person has become liable by way of a Guarantee.

                 "LIEN" shall mean any mortgage, pledge, priority, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any Sale-Leaseback or Capitalized Lease Obligation.

                 "MATERIAL ADVERSE EFFECT" shall mean, prior to the Amalgamation, an effect on the financial condition of the Corporation, or its property, business, operations or liabilities, which in each case, could reasonably be expected to have a material adverse effect on the Corporation's ability to perform its obligations hereunder, under the Indenture or the Debentures, and following the Amalgamation, an effect on the financial condition of the Corporation and its Subsidiaries taken as a whole, or the property, business, operations or liabilities of the Corporation and its Subsidiaries taken as a whole, which in each case, could reasonably be expected to have a material adverse effect on the Corporation's ability to perform its obligations hereunder, under the Indenture or the Debentures

                 "MATERIAL CONTRACTS" shall include all contracts, agreements or indentures set forth in Schedule H to this Agreement.

                 "MATURITY DATE" shall mean June 30, 2005.

                 "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Corporation by any two of its President, a Vice President or its Secretary.

                 "PBGC" shall mean the United States Pension Benefit Guaranty Corporation or any successor entity.

                 "PERSON" shall mean an individual, a corporation, a partnership, a trustee or an unincorporated organization, and pronouns have a similarly extended meaning.

                 "PLAN" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Corporation or any ERISA Affiliate.

                 "PUBLIC RECORD" shall mean all information filed by the Corporation with the securities commissions or similar regulatory authorities in each province of Canada, The Toronto Stock Exchange, the Montreal Exchange or the SEC or any other securities regulatory authority in the United States, including, without limitation:

                 (i) the Annual Report on Form 10-K of the Corporation for the fiscal year ended December 31, 1997 filed with the SEC;

                 (ii) the management proxy circular of the Corporation dated April 3, 1998; and

                 (iii) the consolidated financial statements of the Corporation for the year ended December 31, 1997 together with the notes thereto and the report of the auditor's thereon.

                 "REDEEMABLE PREFERRED SHARES" shall mean, in respect of any corporation, shares of the capital stock of such corporation that are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation, and which are:

                 (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt of such Corporation (A) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (B) at the option of any Person other than such Corporation, or (C) upon the occurrence of a condition not solely within the control of such Corporation, or

                 (ii)     convertible into other Redeemable Preferred Shares.

                 "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated the date of Closing between the Corporation and Purchaser.

                 "RELATED PARTY" shall mean:

                 (i) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Corporation. A Person shall be deemed to control a corporation, partnership or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, partnership or other equity interests, or by contract or otherwise,

                 (ii) any Person who beneficially owns or holds 10% or more of any class of shares of the Corporation, or

                 (iii) any Person, 10% or more of any class of shares (or in the case of a Person that is not a corporation, 10% or more of the partnership or equity interests) of which is beneficially owned or held by the Corporation or a Subsidiary.

                 "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, executive vice-president, chief financial officer, vice-president finance or treasurer or controller of the Corporation or any other officer of the Corporation involved principally in its financial administration or its controllership function.

                 "SALE-LEASEBACK" shall mean an arrangement under which title to any property or an interest transferred by or on the direction of a person ("X") to another person which leases or otherwise grants the right to use such property, asset or interest to X (or nominee of X), whether or not in connection therewith X also acquires a right or is subject to an obligation to acquire the property, asset or interest, and regardless of the accounting treatment of such arrangement.

                 "SEC" shall mean the U.S. Securities and Exchange Commission.

                 "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended.

                 "SUBSIDIARY" in relation to any body corporate, shall mean any corporation of which Voting Shares carrying more than 50% of the voting rights attached to all outstanding Voting Shares are owned, directly or indirectly, by or for such body corporate and/or by or for any corporation in like relation to such body corporate, and includes any corporation in like relation to a Subsidiary, provided that in the case of a "WHOLLY-OWNED SUBSIDIARY", 100% of the issued and outstanding shares or partnership or equity interests in the capital of such Subsidiary shall, at the time as of which any determination is being made, be owned by the Corporation either directly or through wholly-owned Subsidiaries.

                 "SWAPS" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

                 "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Debenture purchased by the Purchaser under this Agreement.

                 "U.S. DOLLARS" or "U.S. $" shall mean lawful currency of the United States of America.

                 "U.S. LAWS" shall mean the state and federal laws and regulations thereof applicable from time to time in the continental United States of America.

                 "VOTING SHARES" means shares of capital stock of any class of any body corporate carrying voting rights under all circumstances, provided, however, that shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class by reason of the happening of any such event.

(b) ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Corporation and its Subsidiaries delivered pursuant to Article 7 of the Indenture or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of Section 7.1(b).

(c) REPORTING. Unless the Purchaser agree otherwise, the Corporation shall issue its financial statements and certificates and reports as to financial matters in Canadian Dollars.

                                   ARTICLE 10
                                 MISCELLANEOUS

10.1     EXPENSES

         The Corporation agrees, whether or not the transactions contemplated by this Agreement and the Indenture are consummated, to pay, and save the Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including
(a) all document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by the Purchaser or such Transferee in connection with this Agreement, the Indenture, the Registration Rights Agreement, the transactions contemplated herein and therein and any subsequent proposed modification of, or proposed consent under, this Agreement, the Indenture and the Registration Rights Agreement (including the reasonable fees and expenses of counsel), whether or not such proposed modification shall be effected or proposed consent granted, (b) the fees for obtaining private placement numbers for the Debentures from Standard & Poors CUSIP Service
Bureau, (c) all fees and expenses of environmental consultants engaged by the Corporation or the Purchaser in connection with the transactions contemplated herein and in the Indenture, and (d) the costs and expenses, including reasonable attorneys' fees and solicitors' fees (on a solicitor and his own client basis), incurred by the Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Indenture, the Registration Rights Agreement or in responding to any subpoena or other legal process or informal investigative demand of any Governmental/ Judicial Body issued in connection with this Agreement, the Indenture, the Registration Rights Agreement or the transactions contemplated hereby or thereby or by reason of the Purchaser or such Transferee being the holder of any Debenture, including costs and expenses incurred in any bankruptcy case, but excluding costs and expenses incurred which relate solely to activities of a holder of an internal administrative nature, and do not involve any conduct or activities of the Corporation or its Subsidiaries. The obligations of the Corporation under this Section 10.1 shall survive the transfer of any Debenture or portion thereof or interest therein by the Purchaser or any Transferee and the payment of any Debenture. For greater certainty, the costs of the Purchaser incurred in connection with the negotiation, execution and delivery of the agreements described in items 2 and 3 of Schedule A shall be for the account of the Purchaser.

10.2     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties contained herein or, in the Indenture or made in writing by or on behalf of the Corporation in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Indenture and the Debentures, the transfer by the Purchaser of any Debenture or portion thereof or interest therein and the payment of any Debenture.

10.3     ENTIRE AGREEMENT

         This Agreement embodies the entire agreement and understanding between the Purchaser and the Corporation and supersede all prior agreements and understandings relating to the subject matter hereof.

10.4     SUCCESSORS AND ASSIGNS

         This Agreement and the covenants herein shall not be assignable by either party hereto without the prior written consent of the other party not to be unreasonably withheld except Purchaser may at any time assign this Agreement and the covenants herein to an Affiliate of Purchaser.

10.5     NOTICES

         All notices or other communications provided for hereunder shall be in writing and sent by nationwide overnight delivery service (with charges prepaid) or by facsimile and:

if to the Purchaser, addressed to it at :

         Enron Capital & Trade Resources Corp.
         1400 Smith Street
         EB3817
         Houston, Texas
         77002

         Attention:       Donna W. Lowry
                          Compliance
         Fax:             (713) 646-4039

if the Corporation, addressed to it at:

         Repap Enterprises Inc.
         Suite 200, 300 Atlantic Street
         Stamford, CT
         06901

         Attention:       Terry W. McBride
                          Vice President and General Counsel
         Fax:             (203) 964-6186


10.6     SATISFACTION REQUIREMENT

         If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchaser, the determination of such satisfaction shall be made by the Purchaser, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

10.7     AMENDMENTS

         This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.8     SEVERABILITY

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.9     DESCRIPTIVE HEADINGS

         The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.10    COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and by facsimile, all of which together shall constitute one instrument.

10.11    JUDGMENT CURRENCY

         (a) If for the purposes of obtaining judgment in any court it becomes necessary to convert any amount due hereunder in one currency into another currency, then the conversion shall be made at the Rate of Exchange prevailing on the last Business Day before the day on which the judgment is given. "Rate of Exchange" means the rate at which the holder is able on the relevant date to purchase the currency being converted for such other currency.

         (b) In the event that there is a change in the Rate of Exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment, the Corporation will pay such additional amount (if any) or, as the case may be, the holder will refund such amount (if any) as may be necessary to ensure that the amount paid on such date is the amount in such other currency which, when converted at the Rate of Exchange prevailing on the date of payment, is the amount then due under this Agreement in the currency which was converted.

         (c) Any amount due from the Corporation or any holder pursuant to this Section will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement or any Debenture.

         (d) The Corporation shall indemnify each holder against payment by the holder of any premiums and costs of exchange incurred in connection with the purchase of, or conversion into, the relevant currency.

10.12    CURRENCY; TIME; "INCLUDING"; INTEREST EQUIVALENCY; CURRENCY CONVERSION

         (a) Unless otherwise stated, references in this Agreement to dollar amounts or $ shall be deemed to be references to Canadian Dollars.

         (b) Unless otherwise stated, references to time shall mean local time in Toronto, Ontario.

         (c) The word "including" shall not be construed to limit or restrict the generality of the matter that precedes it.

         (d) A reference in this Agreement to the equivalent of one currency in another currency shall mean the equivalent determined using the noon spot rate of exchange for conversion announced by the Bank of Canada on the day for conversion.

         (e) For certainty, the words "property" and "assets" are used interchangeably herein, and include both real and personal property.

10.13    ENVIRONMENTAL INDEMNITY

         The Corporation shall indemnify and hold the Purchaser harmless against any and all losses, costs, expenses, liabilities, actions, suits, claims or damages of any and every kind sustained, paid or incurred by it as a result of any environmental claims, liabilities or obligations of any and every nature whatsoever relating to or affecting the Corporation or its Subsidiaries or the property of any of them ("their property"), or the property of others where the Corporation or any Subsidiary could have any liability in respect thereof under Applicable Environmental Laws, or personal injury or death, including in respect of:

         (a) any environmental harm or damage to or impairment of their property (or any other Person's property) caused by the presence or release of any Hazardous Materials on their property, or by the Corporation or any Subsidiary;

         (b) any decrease or loss in value of their property (or any other Person's property) occasioned by non-compliance by the Corporation or any Subsidiary with Applicable Environmental Laws;

         (c) the imposition or assertion of any Lien including any expenses collectable as taxes affecting their property under Applicable Environmental Laws by any Governmental/Judicial Body;

         (d) any claim asserted or order issued by a Governmental/Judicial Body against a holder of a Debenture or an agent of any of them in respect of any matter referred to in Sections 10.13(a), 10.13(b) or 10.13(c), or for any clean-up, restoration,
                 reclamation or other securing or remedial action in respect of their property (or any other Person's property arising out of the activities or omissions of the Corporation or its Subsidiaries); or

         (e) any non-compliance with any provision herein relating to environmental matters.

         Without limiting the generality of the foregoing, the indemnities in this Section shall extend to:

         (a) reasonable legal fees on a solicitor and his own client basis, including the reasonable costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matters; and

         (b) any amounts payable arising out of a settlement of any action entered into between the Purchaser, acting reasonably, and any Person with the consent of the Corporation (which consent will not be unreasonably withheld);

but shall not extend to any claim, liability or obligation to the extent the same relates to a decrease in the value of Debentures or arises solely due to the gross negligence or wilful misconduct of the holder claiming indemnification.

         These indemnities shall extend to the officers, directors, employees, shareholders, agents and assignees of the Purchaser, and the Corporation will hold the benefit of these indemnities in trust for such indemnified parties to the extent necessary to give effect hereto. The provisions of and undertakings and indemnification set out in this Section 10.13 shall survive the payment and satisfaction of the Debentures including any termination of the other provisions of this Agreement.

         The Corporation acknowledges that any Person, who by sale, assignment or other transfer from the Purchaser holds not less than U.S.$10,000,000 aggregate principal amount of Debentures, shall be entitled to all benefits, rights and entitlements under the indemnity granted by the Corporation in this
Section 10.13 as if such Person was a party to this Agreement.

10.14    BOARD OF DIRECTOR'S VISITATION AND NOMINATION RIGHTS

         At any time following conversion of the Debentures held by the Purchaser and for so long as the Purchaser holds, directly or indirectly through affiliates or nominees, at least 13.5% of the Corporation's then issued and outstanding common shares, calculated on a non-diluted basis other than the inclusion in such calculation of all options granted by the Corporation on or before the date of this Agreement, upon the Purchaser's request:

         (a) the Corporation will permit representatives of the Purchaser to attend all meetings of the Corporation's Board of Directors whether convened by telephone or otherwise, and will provide advance notice of all such meetings to the Purchaser, concurrent with such notice being given to the Board of Directors, and will grant the Purchaser the reasonable opportunity to be heard at all such meetings of the Board of Directors with respect to all such matters as may be reasonably considered relevant to the Purchaser as a holder of common shares of the Corporation; and

         (b) at the first meeting of shareholders of the Corporation following any such request by the Purchaser, and at each meeting of shareholders thereafter, management of the Corporation will nominate for election by the Corporation's shareholders one individual designated by the Purchaser for election to the Corporation's Board of Directors.

10.15    MEETINGS WITH CORPORATION OFFICERS

         Within fifteen days after the delivery of the unaudited quarterly financial statements as required by Section 4.1 or the annual audited financial statements as required by Article 7 of the Indenture, at least 15 days notice shall be given by the Purchaser to the Corporation setting forth the time and place of a proposed meeting or, at the Purchaser's discretion, the time of a proposed telephone meeting, between the Purchaser and officers of the Corporation. The Corporation shall be required to make available, at any such meeting the Chairman, Chief Financial Officer, Chief Operating Officer, General Counsel and the senior operations officer for each of the Corporation's material operating Subsidiaries, or officers holding similar positions, and such other officers of the Corporation or any of its material operating Subsidiaries as required by the Purchaser for the purpose of discussing the business and affairs of the Corporation and its Subsidiaries with the Purchaser.

10.16    ADJUSTMENTS TO CONVERSION PRICE

         (a) The provisions of section 5.5(2) of the Indenture and the other provisions of article 5 of the Indenture applicable thereto, shall also apply to all options to subscribe for common shares of the Corporation and to all rights to subscribe for securities exchangeable for or convertible into common shares of the Corporation, granted to employees, officers and directors of the Corporation pursuant to any benefit or compensation plan of the Corporation in effect from time to time but not including common shares of the Corporation currently reserved for issuance on exercise of any options under any such plans in effect on the date hereof, and in each such case the Conversion Price (as defined and applied in the Indenture), applicable only to the Debentures held by the Purchaser, shall be deemed to be adjusted as set forth in section 5.5(2)(a) and (b) of the Indenture. After any such deemed adjustment, and upon any conversion of Debentures by the Purchaser the Corporation shall, in addition to and concurrently with receipt of the common shares of the Corporation which it is entitled to receive pursuant to the provisions of the Indenture, receive such additional common shares of the Corporation as are required to give effect to the deemed adjustment to the

                 Conversion Price set forth above. Further, any adjustments to the Conversion Price pursuant to section 5.5 of the Indenture shall apply to the Conversion Price as adjusted herein from time to time.

         (b) In addition to the right in Section 10.16(a), the Purchaser shall be entitled to participate pro rata in:

                 (i) any issuances of common shares from treasury by way of private placement or otherwise, and

                 (ii) any issuances of rights, warrants or other securities convertible into common shares,

                 to other than all or substantially all existing shareholders of the Corporation.

                 The pro rata participation by the Purchaser shall be effected by way of sales by the Corporation to the Purchaser as part of a public distribution or private placement of the relevant securities (in accordance with available exemptions from prospectus filing requirements, if applicable) to the Purchaser of a sufficient number of common shares so as to effect such pro rata participation as determined in paragraph
                 (c) below, at either the public distribution offering price or the private placement offering price for such securities, as applicable.

         (c) In calculating the number of common shares required to be issued by the Corporation to the Purchaser to satisfy the pro rata participation right described in (b) above, such number shall be determined by reference to the percentage of common shares of the Corporation then owned by the Purchaser as a result of, or acquirable by the Purchaser upon, a conversion of Debentures, relative to all common shares of the Corporation then outstanding determined immediately prior to any of the events triggering such participation rights as described above.

10.17    FURTHER ASSURANCES

         Each party shall promptly cure any defect by it in the execution and delivery of this Agreement. The Corporation, at its expense, shall promptly execute and deliver to the Purchaser, upon the reasonable request by the Purchaser in writing, all such other and further documents, agreements, opinions, certificates and instruments in order to give effect to the covenants and agreements of the Corporation in this Agreement, the Indenture or the Debentures, and shall make any recording, file any notice or obtain any consent in connection therewith, all as may be reasonably necessary or appropriate in connection therewith.

10.18    ARBITRATION

         (a) MEDIATION. If a dispute arises out of or is related to this Agreement or the breach thereof (a "Demand"), the parties agree to first attempt, in good faith, to settle the Demand by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") before resorting to binding arbitration as set forth in this Section 10.18. If the parties are unable to resolve the matter within one calendar month of one party giving notice to the other party hereto requesting mediation in accordance with this Section 10.18, then any remaining unresolved controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in accordance with this
                 Section 10.18.

         (b) APPLICABLE LAW. All questions concerning the validity, interpretation, performance or breach of this Agreement shall be governed and decided by the laws in force from time to time in the State of New York.

         (c) ARBITRATION. Subject to Section 10.18(a), all Demands shall be referred to arbitration in New York, New York under the Commercial Arbitration Rules for International Commercial Arbitrations of the American Arbitration Association in effect on the date of this Agreement (the "Rules"). In the event of any conflict between the Rules and this Section 10.18, the provisions of this Section 10.18 shall govern.

         (d) ARBITRATORS. Each party shall appoint one arbitrator within 30 days after receipt by the respondent of the Demand, and the two arbitrators appointed by the parties shall, within 30 days after their appointment, appoint a third presiding arbitrator. If either party fails to nominate an arbitrator, or the two arbitrators appointed by the parties are unable to appoint a presiding arbitrator within the stated periods, the second or presiding arbitrator, as the case may be, shall be appointed according to the procedures of Rule 13 of the Rules. All arbitrators shall be fluent in English, and all hearings shall be conducted in the English language.

         (e) AWARD. The arbitrators shall, by majority vote, render a written decision stating reasons therefor within 60 days after the respondent receives the Demand. Any cash award shall be payable in lawful currency of the United States of America through a branch of a bank located in New York, New York net of fees, taxes and other charges. Each party shall bear its own costs of the arbitration unless awarded otherwise by the arbitrators.

         (f) ENFORCEMENT. The award shall be final and enforceable and may be confirmed by the judgment of a court of competent jurisdiction.

         (g) ATTORNMENT. For purposes of this Section 10.18, each party hereby attorns to the non-exclusive jurisdiction of the Courts having jurisdiction in the State of New York.

10.19            CURRENCY CONVERSION

         Where an amount in this Agreement is denominated in U.S. dollars or Cdn. dollars as the case may be, (the "First Currency") and for purposes of determining compliance with the provisions of this Agreement it is necessary to convert U.S. dollars into Cdn. dollars or vice versa (the "Other Currency"), then the equivalent amount of the First Currency shall be that amount of the First Currency which would be required to purchase such amount of the Other Currency at the Bank of Canada noon (Montreal local time) rate for such currencies on such date of determination (as quoted or published from time to time by the Bank of Canada) or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination, or of such other rate as may be agreed upon by the Corporation and the Purchaser each acting reasonably.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to the Corporation, whereupon this letter shall become a binding agreement among the Corporation and the Purchaser.

                                       Very truly yours,

                                       REPAP ENTERPRISES INC.

                                       By: /s/ STEPHEN C. LARSON
                                          -----------------------------------
                                          Name:   Stephen C. Larson
                                          Title:  President and Chief Executive
                                                  Officer


                                       By: /s/ TERRY W. MCBRIDE
                                          -----------------------------------
                                          Name:  Terry W. McBride
                                          Title: Secretary
The foregoing Agreement is
hereby accepted as of the
dated first above written.

ENRON CAPITAL & TRADE RESOURCES CORP.

By: /s/ MARK K. LAY
   -----------------------------
   Name:  Mark K. Lay
   Title: Vice President

By:
   -----------------------------
   Name:
   Title: